EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of CBL & Associates Properties, Inc. on Form S-3 of our report dated February 21, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statements of Financial Accounting Standards No. 144) appearing in the Annual Report on Form 10-K of CBL & Associates Properties, Inc. for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

April 30, 2003